Exhibit 99

March 2, 2009

Cortland Bancorp Announces First Quarter Dividend

Chairman K. Ray Mahan announced that, at the February 24, 2009 meeting, the Company’s Board of Directors declared a quarterly stock dividend of 1% payable on April 1, 2009 to shareholders of record as of March 9, 2009. The regular quarterly cash dividend, which most recently has been paid at the rate of $0.22 per share, has been curtailed for the first quarter of 2009. Mr. Mahan noted that the cash dividend is being curtailed as a proactive precautionary measure to preserve capital in these extraordinary times, thus strengthening the long term viability of the Company.

“This is an exceptionally unusual measure taken by our board in recognition of the highly turbulent and uncertain circumstances surrounding the economy, in general, and the financial services industry, in particular,” Chairman Mahan stated. “While our Company remains well capitalized, our board of directors has determined that, at this time, it is in the best interest of our shareholders and customers to maximize capital retention to help ensure that the Company remains well capitalized even if general economic and financial conditions should continue to deteriorate.”

“While it is likely that the stock dividend will remain in place for future dividend periods throughout 2009, based on current economic and financial sector trends, we anticipate that there will be no quarterly cash dividends declared during the current year,” Chairman Mahan continued. “However, we will evaluate this matter each quarter in the light of future economic and financial market developments and their likely impact on the Company’s performance. The board remains firmly committed to the principle that dividends are an essential means of returning value to our shareholders.” The Company plans to reinstitute cash dividends and return to sustainable dividend payout levels once the economy and financial markets have sufficiently stabilized.